Regency Energy Partners Raises $200 Million to Fuel Growth

DALLAS, July 25, 2008 – Regency Energy Partners LP (Nasdaq: RGNC), (“Regency” or the “Partnership”), announced today that it has agreed to raise $200 million of common equity.  Regency will issue approximately 9 million common units to affiliates of GE Energy Financial Services, funds managed by Kayne Anderson Capital Advisors, LP, RCH Energy Partners, Swank Energy Income Advisors, LP, Lehman Brothers MLP Opportunity Fund, LP, and certain other institutional investors.  GE Energy Financial Services is the owner of Regency’s general partner.

Net proceeds of $204 million from the issuance, including the general partner’s proportionate capital contribution, will be used to repay indebtedness under Regency’s revolver and to fund upcoming growth opportunities.  After completion of the offering, the Partnership will have approximately 81 million units outstanding.

The common units will be issued under the Partnership’s existing shelf registration statement.  The average price per unit was $22.18.  The transaction is expected to close on August 1, 2008.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.  A copy of the prospectus supplement and the base prospectus, meeting the requirements of Section 10 of the Securities Act of 1933, as amended, can be obtained from Lyndsay Hannah at 1700 Pacific Avenue, Suite 2900, Dallas, Texas, 75201 (telephone: 214-239-0041).

This press release may contain forward-looking statements regarding Regency Energy Partners, including projections, estimates, forecasts, plans and objectives. These statements are based on management's current projections, estimates, forecasts, plans and objectives and are not guarantees of future performance. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. These risks and uncertainties include changes in laws and regulations impacting the gathering and processing and contract compression businesses, the level of creditworthiness of the Partnership's counterparties, the Partnership's ability to access the debt and equity markets, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time to time in the Partnership's transactions, changes in commodity prices, interest rates, demand for the Partnership's services, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids. Regency's general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com

Media Relations:
Elizabeth Browne Cornelius

HCK2 Partners

972-716-0500 x26

elizabeth.cornelius@hck2.com